UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 23, 2022

MIND MEDICINE (MINDMED) INC.

(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-40360	98-1582438
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One World Trade Center, Suite 8500 New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 208-2454

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Subordinate Voting Shares	MNMD	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Schond Greenway as Chief Financial Officer

On May 23, 2022, Mind Medicine (MindMed) Inc. (the “Company”) announced the appointment of Schond Greenway as the Company’s Chief Financial Officer, effective May 23, 2022 (the “Effective Date”). Mr. Greenway began servicing as the Company’s principal financial officer as of the Effective Date.

Prior to joining the Company, Mr. Greenway, age 50, was the Chief Financial Officer of Avalo Therapeutics, Inc. from March 2021 to February 2022. Previously, Mr. Greenway served as Vice President, Investor Relations at Mesoblast Limited, an allogeneic cellular medicines company from April 2016 to February 2021 and as Executive Director, Strategy & Investor Relations at Halozyme Therapeutics, Inc., a late-stage oncology and biopharmaceutical company from November 2013 to January 2016. Prior to that, Mr. Greenway served in positions of increasing responsibility at investment banking firms and healthcare companies such as Morgan Stanley, Barclays Capital and DURECT Corporation, predominantly focused on healthcare and technology. Mr. Greenway received a B.S. from Florida A&M University and an M.B.A. from the Darden Graduate School of Business at the University of Virginia.

There are no arrangements or understandings between Mr. Greenway and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Greenway and any of the Company’s other directors or executive officers.

Offer Letter with Mr. Greenway

In connection with his appointment as the Company’s Chief Financial Officer, Mr. Greenway and the Company entered into an offer letter, effective on the Effective Date (the “Offer Letter”).

Pursuant to the terms of his Offer Letter, Mr. Greenway employment is at will and may be terminated at any time by the Company or Mr. Greenway. Under the terms of the Offer Letter, Mr. Greenway is entitled to receive an annual base salary of $400,000 and is eligible for a discretionary annual cash bonus with a target of 40% of Mr. Greenway’s then-current base salary, at the sole discretion of the Company’s board of directors. Additionally, Mr. Greenway will receive (i) an option to purchase 1,650,000 of the Company’s Subordinate Voting Shares, with an exercise price equal to the closing price of a Subordinate Voting Share on May 23, 2022 and a RSU award for 1,270,000 Subordinate Voting Shares on the Effective Date. The option award will vest over four years, with 1/4th of the shares vesting on the first anniversary of the Effective Date and 1/36th of the remaining shares vesting monthly over the remaining 36 months, subject to Mr. Greenway’s continuous service with the Company on each such vesting date. The option and any shares acquired upon exercise will be subject to the terms and conditions of the Mind Medicine (MindMed) Inc. Stock Option Plan and an option agreement to be entered into between the Company and Mr. Greenway. The RSU award will vest over four years, with 1/4th of the shares vesting on the first anniversary of the Effective Date and 1/12th of the remaining shares vesting quarterly over the remaining 12 quarters, subject to Mr. Greenway’s continuous service with the Company on each such vesting date. Any shares acquired upon vesting of the RSU award are issued pursuant to the terms and conditions of the Mind Medicine (MindMed) Performance and Restricted Share Unit Plan and award agreement to be entered into between the Company and Mr. Greenway.

Pursuant to his Offer Letter, Mr. Greenway will enter into a Proprietary Information and Inventions Agreement with the Company.

The foregoing description of the Offer Letter is not complete and is qualified in its entirety by reference to the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIND MEDICINE (MINDMED) INC.

Date: May 23, 2022	By:	/s/ Cynthia Hu
	Name:	Cynthia Hu
	Title:	Chief Legal Officer & Secretary